Exhibit 99.1

INmune Bio, Inc. Announces Pricing of $4.50 Million Registered Direct Offering and Concurrent Private Placement

BOCA RATON, Fla., Oct. 28, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a late-stage biotechnology company focused on inflammation and immunology, today announced that it has entered into a definitive agreement with a single healthcare-focused, institutional investor for a registered direct offering of an aggregate of 3,000,000 shares of common stock and a concurrent private placement of unregistered warrants to purchase up to 3,000,000 shares common stock (together, the “Offering”). The gross proceeds to the Company from the Offering are expected to be approximately $4.50 million, before deducting placement agent fees and other estimated offering expenses. The warrants will have an exercise price of $1.65, will be exercisable six months following their issuance and will expire five and a half (5.5) years from the issuance date.

The closing of the Offering is expected to occur on or about October 29, 2026, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering for working capital purposes and general corporate procedures.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The shares of common stock are being offered and sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333- 279036), which was declared effective by the Securities and Exchange Commission (“SEC”) on August 7, 2024. A prospectus supplement relating to the registered direct offering and the accompanying prospectus will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The private placement of the warrants and the shares of common stock underlying the warrants is being made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act). Accordingly, the securities issued in the concurrent private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock within 30 days of the closing of the Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), late-stage biotechnology company focused on developing treatments for inflammation and immunology. The Company’s clinical-development strategy centers on advanced precision medicine, matching drug mechanisms directly to patient biology to optimize clinical outcomes.

INmune Bio is actively advancing two late-stage product platforms toward registrational milestones:

●	CORDStrom™: A proprietary, pooled, allogeneic, human umbilical cord-derived mesenchymal stromal cell platform engineered to address the historical clinical challenges of donor variability and manufacturing inconsistency. Following successful clinical readouts in RDEB, the platform is transitioning to regulatory filing phases, with an MAA planned for the UK MHRA in Q1, 2027 and EU EMA in 2027, alongside a planned U.S. Biologics License Application (BLA) submission.

●	XPro1595™: A Dominant-Negative Tumor Necrosis Factor (DN-TNF) platform designed to selectively neutralize soluble TNF (sTNF) and reduce neuroinflammation without compromising protective immune function. Backed by recently granted FDA Fast Track designation and successful regulatory alignment from an End-of-Phase 2 meeting, XPro1595™ is positioned for an integrated Phase 2b/3 seamless adaptive registrational program in neuroinflammation-enriched early Alzheimer’s disease.

To learn more about INmune Bio’s pipeline and its approach to harnessing the innate immune system, please visit www.inmunebio.com.

Forward Looking Statements

The Company’s product candidates remain in clinical development stage and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including  Ebstrocel™, XPro™ and INKmune™ trial results, timing of key milestones, future plans or expectations, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDStrom™, XPro1595™ (XPro™, pegipanermin), and INKmune™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss

Chief Executive Officer

(561) 710-0512

info@inmunebio.com

Daniel Carlson

Head of Investor Relations

(415) 509-4590

dcarlson@inmunebio.com